Exhibit 5.1

December 19, 2011

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re:	Asia Carbon Industries, Inc.
Form S-8 Registration Statement

Ladies and Gentlemen:

We have acted as counsel to Asia Carbon Industries, Inc., a Maryland corporation (the “Company”), in connection with a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), being filed with the Securities and Exchange Commission, covering an aggregate of 5,000,000 shares of the Company’s common stock, par value $0.001 per share.

We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based on our examination mentioned above, we are of the opinion that the shares of common stock being issued pursuant to the Registration Statement, will be, when so issued, duly authorized, legally and validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

/s/ Sichenzia Ross Friedman Ference LLP
Sichenzia Ross Friedman Ference LLP

61 Broadway    New York, New York  10006  212-930-9700  212-930-9725 Fax